Registration No. 333-________

As filed with the Securities and Exchange Commission on July 30, 2001

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

PULTE HOMES, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2766606 (I.R.S. Employer Identification No.)

33 Bloomfield Hills Parkway, Suite 200 Bloomfield Hills, Michigan (Address of Principal Executive Offices)	48304 (Zip Code)

Pulte Corporation 2000 Stock Incentive Plan for Key Employees
(Full title of the plan)

John R. Stoller, Esq.
Senior Vice President, General Counsel and Secretary
Pulte Homes, Inc.
33 Bloomfield Hills Parkway, Suite 200
Bloomfield Hills, MI 48304
(Name and address of agent for service)

(248) 647-2750
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
securities	Amount	maximum	maximum	Amount of
to be	to be	offering price	aggregate	registration
registered	registered	per share	offering price	fee

Common Stock (1)	2,500,000 shares(2)	$40.80(3)	$102,000,000	$25,500

(1)	$.01 par value per share (the “Common Stock”).

(2)	This Registration Statement shall also cover any additional shares of Common Stock which become available for grant under the plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(3)	Calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act, solely for the purpose of computing the registration fee and, based on the average of the high and low prices of the Common Stock as traded on The New York Stock Exchange on July 25, 2001.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
EX-4.3 Stock Incentive Plan for Key Employees
EX-5.1 Opinion/Consent of Honigman Schwartz & Cohn
EX-23.1 Consent of Ernst & Young LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The documents listed below are incorporated by reference in this registration statement:

1. Annual Report of Pulte Homes, Inc. (formerly known as “Pulte Corporation”) (the “Registrant”) on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Quarterly Report of the Registrant on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Commission pursuant to the Exchange Act.

3. Current Report on Form 8-K dated May 2, 2001, filed with the Commission pursuant to the Exchange Act.

4. The description of the Registrant’s Common Stock contained in Item 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 17, 1983, Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on May 16, 1985 and Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on December 18, 1987, each pursuant to Section 12 of the Exchange Act.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      The legality of the securities offered hereby has been passed upon by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, general counsel to the Registrant. Attorneys with Honigman Miller Schwartz and Cohn LLP beneficially owned 69,350 shares of Common Stock as of July 16, 2001.

Item 6. Indemnification of Directors and Officers.

      Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

      The Articles of Incorporation of the Registrant provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, these Articles do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act; (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Article. In addition, the Bylaws of the Registrant generally provide that, to the fullest extent permitted by applicable law, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation), including a shareholders’ derivative action, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

      The Registrant has obtained Directors’ and Officers’ liability insurance. The policy provides for $25 million in coverage including prior acts dating to the Registrant’s inception and liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

      Not Applicable

Item 8. Exhibits.

4.1	Articles of Incorporation of Pulte Homes, Inc., as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-62518.

4.2	Bylaws of Pulte Homes, Inc., as amended, incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-62518.

4.3	Pulte Corporation 2000 Stock Incentive Plan for Key Employees.

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.1)

24	Power of Attorney (included after the signature of the Registrant contained on page 6 of this Registration Statement)

Item 9. Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on July 12, 2001.

PULTE CORPORATION

By: /s/ John R. Stoller

John R. Stoller Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of PULTE HOMES, INC., a Michigan corporation (the “Company”), hereby constitutes and appoints Roger A. Cregg, Vincent J. Frees and John R. Stoller, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of the Company’s Common Stock, pursuant to the Pulte Corporation 2000 Stock Incentive Plan for Key Employees and any of the documents relating to such registration statement, any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert K. Burgess Robert K. Burgess	Chairman of the Board of Directors and Chief Executive (Principal Executive Officer)	July 12, 2001

/s/ Roger A. Cregg Roger A. Cregg	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 12, 2001

/s/ Vincent J. Frees Vincent J. Frees	Vice President and Controller (Principal Accounting Officer)	July 12, 2001

/s/ Debra J. Kelly-Ennis Debra Kelly-Ennis	Director	July 12, 2001

/s/ David N. McCammon David N. McCammon	Director	July 12, 2001

/s/ Patrick J. O’Meara Patrick J. O’Meara	Director	July 12, 2001

/s/ William J. Pulte William J. Pulte	Director	July 12, 2001

/s/ Alan E. Schwartz Alan E. Schwartz	Director	July 12, 2001

/s/ Francis J. Sehn Francis J. Sehn	Director	July 12, 2001

/s/ John J. Shea John J. Shea	Director	July 12, 2001

/s/ William B. Smith William B. Smith	Director	July 12, 2001

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Articles of Incorporation of Pulte Homes, Inc., as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-62518

4.2	Bylaws of Pulte Homes, Inc., as amended, incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-62518

4.3	Pulte Corporation 2000 Stock Incentive Plan for Key Employees

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.1)

24	Powers of Attorney (included after the signature of the Registrant contained on page 6 of this Registration Statement)